EXHIBIT A

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION OF CHINA MOBILITY SOLUTIONS, INC.

The undersigned President and Secretary of China Mobility Solutions, Inc., a Florida corporation (the "corporation") does hereby certify that: the Board of Directors of said  corporation  at a meeting duly  convened or pursuant to an action by unanimous written consent, adopted resolutions to amend the original Articles of Incorporation, as follows:

ARTICLE  I

ARTICLE ONE      shall  be  amended  to  change  the  name to  Global Peopleline Telecom Inc.

ARTICLE III

ARTICLE THREE is hereby amended as follows:

The aggregate number of shares which this corporation  shall have authority to issue is five hundred million  (500,000,000) shares of a par value of ($.001) which, shares shall be designated common stock.

"Reverse Stock Split.  Each share of the  Corporation's  Common Stock,  par value of $.001,  issued and outstanding  immediately  prior to June 19, 2008 (the "Old Common  Stock") shall  automatically  and without any action on the part of the holder thereof be reclassified  as and changed,  pursuant to a reverse stock split (the "Reverse Stock Split"),  into a fraction thereof of 1/100 of a share of the Corporation's  outstanding Common Stock, par value of $.001 (the "New Common Stock"),  subject to the  treatment of fractional  share  interests as described below.  Each holder of a certificate or certificates  which immediately prior to June 19, 2008  represented  outstanding  shares of Old  Common  Stock  (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate  or  certificates  (the  "New  Certificates,"  whether  one or more) representing  the number of whole  shares of the New Common Stock into which and for which the shares of the Old Common Stock  formerly  represented  by such Old Certificates  so  surrendered  are classified  under the terms hereof. From and after June 19, 2008, Old  Certificates  shall represent only the right to receive New Certificates pursuant to the provisions  hereof.  No certificates or scrip representing  fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the  Corporation.  Any fraction of a share of New Common  Stock to which the holder would  otherwise be entitled  will be adjusted upward to the nearest  whole share.  If more than one Old  Certificate  shall be surrendered  at one time for the account of the same  Shareholder  the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate  number of shares  represented  by the Old certificates so surrendered.  In the event that the  Corporation's  Transfer Agent  determines  that a holder of Old  Certificates  has not  tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all  certificates  of that holder have been  presented for exchange such that payment for  fractional  shares to any one person shall not exceed the value of one share.  If any New Certificate is to be issued in a name other than that in which the Old Certificates  surrendered for exchange are issued, the Old Certificates so surrendered  shall  be  properly  endorsed  and  otherwise  in  proper  form for transfer.  From and after June 19, 2008, the amount of capital represented by the shares of the New  Common  Stock  into which and for which the shares of the Old Common  Stock are  reclassified  under the terms hereof shall be the same as the amount of capital  represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with  applicable law. Fractional shares shall be rounded up to the nearest whole share."

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation  is 317,350,295.  The above changes and  amendments  have  been  approved  by a written  consent  of a  majority  of stockholders of the class of stock outstanding and entitled to vote thereon.

The Amendments to the Articles of Incorporation were approved by the Board of Directors on June 19, 2008.

The number of common shares voted for the Amendments were 255,000,000 which is a majority of the common shares  issued and  outstanding  and no shares were voted against the Amendments. Common was the sole class of shares outstanding.

Dated: June 30, 2008
/s/Xiao-Quig Du	/s/ John Gaetz
Name: Xiao-Qing (Angela) Du	Name:John Gaetz
Title: President	Title:Secretary